UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2014

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

For the treaty year beginning June 1, 2014 and ending on May 31, 2015, United Property & Casualty Insurance Company (UPC), our wholly-owned subsidiary, entered into excess-of-loss reinsurance agreements with several private reinsurers and with the Florida State Board of Administration (SBA), which administers the Florida Hurricane Catastrophe Fund (FHCF). The private agreements provide coverage against severe weather events such as hurricanes, tropical storms and tornadoes. The agreement with the FHCF only provides coverage in Florida against storms that the National Hurricane Center designates as hurricanes.

For the 2014 hurricane season, UPC purchased catastrophe excess of loss reinsurance protection of $1.1 billion excess $25 million providing sufficient protection for approximately a one-in-185 year hurricane event as calculated by our licensed modeling software, AIR model version 15 using long-term event rates excluding demand surge. For a single hurricane catastrophe, UPC will pay, or “retain”, the first 70% of losses up to $25 million ($17.5 million) and an affiliated reinsurer will pay the remaining 30% of losses up to $25 million ($7.5 million). The catastrophe excess of loss reinsurance program provides 100% coverage for all losses in excess of $25 million up to $1.1 billion.

Our agreement with the FHCF consists of a single layer of coverage, the mandatory layer. Under the agreement, we estimate the FHCF will provide approximately $555.2 million of aggregate coverage for covered losses in excess of $230.8 million. The initial premium for the FHCF agreement is approximately $41.7 million. UPC's final premium for the FHCF coverage will be based on UPC's June 30, 2014 data call submitted to the FHCF on or before the end of August 2014 and the final limit provided by the FHCF will be based on the total industry 2014 mandatory premium (all carriers billed by the FHCF as of December 31, 2014).

The 2014 private catastrophe excess of loss reinsurance agreements structure coverage into layers, with a cascading feature such that all layers attach at $25 million. If the aggregate limit of the preceding layer is exhausted, the next layer drops down (cascades) in its place. Additionally, any unused layer protection drops down for subsequent events until exhausted. The 2014 catastrophe excess of loss reinsurance agreements with unaffiliated private reinsurers provide $525 million of aggregate coverage for covered losses in excess of $25 million. Additionally, UPC purchased a dedicated second event cover with recovery potential in subsequent events providing 100% coverage for losses of $15 million excess $10 million, subject to an annual aggregate deductible of $15 million. The total cost of the 2014 private catastrophe excess of loss reinsurance program is $90.6 million. Certain parts of the reinsurance program provide coverage for two years. All private insurers with whom UPC contracted either carry A.M. Best financial strength ratings of A- or higher, or have fully collateralized their maximum potential obligations in dedicated trusts.

This current report on Form 8-K contains forward-looking statements about our reinsurance program and related attachment point, total coverage and costs.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as estimate, expect or words of similar nature. The actual changes to our reinsurance program and related attachment point, total coverage and costs may differ materially from those discussed in this report, depending on FHCF's capacity to pay claims and related adjustment provisions in our agreements with the SBA and private reinsurers.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ B. Bradford Martz
Name:     B. Bradford Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: June 5, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1
Florida Hurricane Catastrophe Fund Reimbursement Contract between United Property & Casualty Insurance Company and the State Board of Administration of Florida and including Addenda 1, effective June 1, 2014.

10.2	Form of Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2014.
10.3
Form of Property Catastrophe Second Event Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2014.